EXHIBIT 99.1

Amphenol

News Release

World Headquarters
358 Hall Avenue
P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900
FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

2010 FIRST QUARTER RESULTS
REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut, April 20, 2010.  Amphenol Corporation (NYSE-APH) reported today first quarter 2010 diluted earnings per share of $.56 compared to $.43 per share for the comparable 2009 period. Such per share amounts for both periods include benefits relating to a reduction in tax expense for tax reserve adjustments relating primarily to the completion of the audits of certain prior year tax returns.  Excluding these effects, diluted earnings per share was $.55 and $.41 for the first quarter of 2010 and 2009, respectively.   Sales for the first quarter 2010 were $771.0 million compared to $660.0 million for the 2009 period.  Currency translation had the effect of increasing sales by approximately 2% or $15 million in the first quarter 2010 compared to the 2009 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated “We are pleased to start 2010 with strong first quarter results exceeding the high end of the Company’s guidance.  Orders of $829 million and sales of $771 million grew 8% and 2% sequentially, and increased 31% and 17% compared to the prior year.   The sales increase was driven by strengthening demand in a diverse range of our end markets including: Information Technology and Data Communications Equipment, Automotive, Industrial, and Broadband. Our strategy of market and geographic diversification combined with a strong commitment to develop performance enhancing technologies for our customers enabled the Company to capitalize on an improving overall demand environment.  In addition, we are expanding the Company’s growth opportunities through accelerated efforts to penetrate new markets, new customers and new applications.  We were especially pleased that our unwavering focus on operating leverage enabled us to further expand margins to 18.8% in the quarter up from 18.3% last quarter and 16.8% last year, contributing to a 34% year over year increase in earnings per share, net of tax items.  Even with the improvement in demand, our management team continues to control costs in a proactive and dynamic manner ensuring the strength of our financial performance. The Company continues to be an excellent generator of cash in all cycles.  Cash flow from operations remained strong in the quarter at $114 million.”

“Consistent with our strategy, in early April, the Company completed the acquisition of an Asian manufacturer of specialty industrial interconnect products with sales of approximately $25 million.  We are pleased with this complementary addition and are excited about the growth potential in this important market.”

“The first quarter was an excellent quarter in all respects.  I am very proud of our organization which has executed well in all phases of the recent economic downturn and subsequent recovery.  While overall economic conditions have improved, the degree of recovery in 2010 remains less than certain. However, assuming a continuation of the current improved economic climate and based on constant currency exchange rates, we expect Q2 2010 revenues in the range of $820 million to $835 million and EPS in the range of $.60 to $.62.”

“Looking forward, in an improving world economy, we see a unique expansion opportunity for Amphenol.  Our significant actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding organization to dynamically adjust to the continued changing market environment, to generate strong profitability and to capitalize on opportunities to expand our market position.”

The Company will host a conference call to discuss its first quarter results at 1:00 PM (ET) April 20, 2010.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 11:00 P.M. (ET) on Friday, April 23, 2010.  The replay numbers are as follows:  toll free dial-in number is 800-337-4118 and International dial-in number is 402-220-9642; Passcode: 5137.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2009, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Net Sales	$770,954	$660,012

Cost of sales	521,762	453,633

Gross profit	249,192	206,379

Selling, general and administrative expense	104,148	95,694

Operating income	145,044	110,685

Interest expense	(10,013)	(8,998)
Other income (expenses), net	459	(215)

Income before income taxes	135,490	101,472

Provision for income taxes	(35,352)	(24,422)

Net income	100,138	77,050
Less: Net income attributable to noncontrolling interests	(1,785)	(2,640)

Net income attributable to Amphenol Corporation	$98,353	$74,410

Net income per common share - Basic	$0.57	$0.43

Weighted average common shares outstanding - Basic	173,266,113	171,185,198

Net income per common share - Diluted	$0.56	$0.43

Weighted average common shares outstanding - Diluted	175,575,002	173,098,475

Dividends declared per common share	$0.015	$0.015

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	March 31,		December 31,
	2010		2009

ASSETS

Current Assets:
Cash and cash equivalents	$431,719		$384,613
Accounts receivable, less allowance for doubtful accounts of $18,022 and $18,785, respectively	572,616	(1)	449,591
Inventories, net	476,097		461,750
Other current assets	135,913		124,441

Total current assets	1,616,345		1,420,395

Land and depreciable assets, less accumulated depreciation of $572,922 and $575,187, respectively	327,211		332,875
Goodwill	1,371,800		1,368,672
Other long-term assets	95,160		97,242

	$3,410,516		$3,219,184

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$319,820		$292,122
Accrued salaries, wages and employee benefits	64,045		64,143
Accrued income taxes	70,117		57,272
Accrued acquisition-related obligations	5,744		7,244
Other accrued expenses	83,715		81,979
Short-term debt	49,440	(1)	399

Total current liabilities	592,881		503,159

Long-term debt	752,543		753,050

Accrued pension and post employment benefit obligations	171,082		172,235
Other long-term liabilities	26,569		27,922

Shareholders’ Equity:
Common stock	174		174
Additional paid-in capital	80,398		71,368
Accumulated earnings	1,870,378		1,774,625
Accumulated other comprehensive loss	(100,989)		(100,090)

Total shareholders’ equity attributable to Amphenol Corporation	1,849,961		1,746,077

Noncontrolling interests	17,480		16,741

Total equity	1,867,441		1,762,818

	$3,410,516		$3,219,184

NOTE 1

The Company has a $100 million receivables securitization program. In accordance with previous accounting guidance, this facility was accounted for off balance sheet as a sale of receivables. Effective January 1, 2010, the Company adopted the amendments to the Transfers and Servicing and Consolidation Topics of the Accounting Standards Codification. The adoption of these amendments has resulted in the Company reporting transactions under this facility as short-term debt and the related receivables remain on the balance sheet. At March 31, 2010, borrowings under the securitization facility were $49 million.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Three months ended
	March 31,
	2010	2009

Cash flow from operating activities:
Net income	$100,138	$77,050
Adjustments for cash flow from operating activities:
Depreciation and amortization	24,344	22,991
Stock-based compensation expense	5,443	4,784
Net change in components of working capital	(15,286)	40,255
Net change in other long-term assets and liabilities	(796)	(2,315)

Cash flow provided by operating activities	113,843	142,765

Cash flow from investing activities:
Additions to property, plant and equipment, net	(18,353)	(16,871)
(Purchase) sale of short term investments	(8,353)	1,420
Acquisitions, net of cash acquired	(3,000)	(261,464)

Cash flow used in investing activities	(29,706)	(276,915)

Cash flow from financing activities:
Borrowings under revolving credit facilities	19,600	268,587
Payments under revolving credit facilities	(19,994)	(182,700)
Net change in borrowings under receivables facility	(33,000)	—
Proceeds from exercise of stock options	3,173	224
Excess tax benefits from stock-based payment arrangements	582	107
Payments to noncontrolling interests	(1,046)	—
Dividend payments	(2,595)	(5,135)

Cash flow (used in) provided by financing activities	(33,280)	81,083

Effect of exchange rate changes on cash and cash equivalents	(3,751)	(11,401)

Net change in cash and cash equivalents	47,106	(64,468)
Cash and cash equivalents balance, beginning of period	384,613	214,987

Cash and cash equivalents balance, end of period	$431,719	$150,519

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended
	March 31,
	2010	2009

Trade Sales:
Interconnect Products	$703,598	$601,958
Cable Products	67,356	58,054
Consolidated	$770,954	$660,012

Operating income:
Interconnect Products	$148,662	$116,443
Cable Products	10,043	7,836
Stock-based compensation expense	(5,443)	(4,784)
Other operating expenses	(8,218)	(8,810)
Consolidated	$145,044	$110,685

ROS%:
Interconnect Products	21.1%	19.3%
Cable Products	14.9%	13.5%
Corporate - stock-based compensation	-0.7%	-0.7%
Corporate - all other	-1.1%	-1.3%

Consolidated	18.8%	16.8%